Exhibit 99.1

PRESS RELEASE

CONTACT:

Mike Smith, CFA
719-637-5773
michael.smith@vectrus.com

Vectrus Announces Fourth Quarter and Full-Year 2016 Results; Issues 2017 Guidance

•	Full-year revenue $1,191 million; up $10 million year-over-year

•	Paid $29 million of debt in 2016, $15 million of which was voluntary

•	Chuck Prow joined as President and Chief Executive Officer in December 2016

•	K-BOSSS re-compete proposal under evaluation

•	New contract phase-ins commence on Thule and AFCAP Al Udeid

•	Strategic focus on physical and digital infrastructure convergence

COLORADO SPRINGS, Colo., March 1, 2017 — Vectrus, Inc. (NYSE:VEC) announced fourth quarter and full-year 2016 financial results. For the fourth quarter, revenue was $288.2 million, operating income was $8.6 million, and diluted earnings per share were $0.40. For the full year, revenue was $1,190.5 million, operating income was $42.8 million, and diluted earnings per share were $2.16. Cash provided by operating activities for the full-year 2016 was $36.6 million.

“I am impressed with what the Vectrus team accomplished in 2016, especially in light of challenges experienced throughout the year,” said Chuck Prow, president and chief executive officer of Vectrus. “Our team did an excellent job of focusing on the business which was demonstrated through a reduced leverage profile, significant improvement in days sales outstanding, and a more streamlined and effective organizational structure. Additionally, performance on the Kuwait Base Operations and Security Support Services contract continued to be strong and our most recent performance rating issued by the client was excellent. The K-BOSSS re-compete proposal is under evaluation and we look forward to delivering a robust and differentiated solution, while continuing the excellent performance our client has consistently received on this contract.”

“Since joining Vectrus in December," Prow continued, "I've had the opportunity to visit a number of our clients and program teams around the world to see first-hand the missions we serve and our employees' dedication and commitment to those missions."

Exhibit 99.1

"The federal facilities and logistics markets are under significant pressure to transform and deliver much better outcomes at dramatically lower costs. Vectrus has an opportunity, with our clients, to be a leader in this transformation through innovation," explained Prow. "To capture this opportunity, I have initiated a strategic process that will leverage our core facilities and logistics capabilities with our technology business. The convergence of our clients' physical and digital infrastructure including supply chains represent an opportunity to improve the outcomes of their missions while creating a higher value, growth oriented platform. Overall, I believe the long-term outlook for Vectrus is promising and will lead to enhanced shareholder value.”

Fourth Quarter 2016 Results

•	Revenue $288.2 million

•	Operating income $8.6 million

•	Operating margin 3.0%

•	Diluted earnings per share $0.40

Fourth quarter 2016 revenue of $288.2 million decreased $23.0 million or 7.4 percent compared to the fourth quarter of 2015. The decrease is due to lower revenue of $27.7 million from Afghanistan programs and $18.2 million from U.S. and European programs, partially offset by a $22.9 million increase in Middle East programs.

Operating income was $8.6 million or 3.0 percent operating margin in the fourth quarter of 2016, compared to $11.3 million or 3.6 percent operating margin in the fourth quarter of 2015.

Fourth quarter 2016 diluted earnings per share were $0.40 compared to $0.55 in the fourth quarter of 2015.

“It is important to note that we incurred one-time expenses in the amount of $1.5 million associated with actions taken in the fourth quarter, which adversely impacted our operating income," said Matt Klein, chief financial officer of Vectrus.

Full-Year 2016 Results

•Revenue $1,190.5 million
•Operating income $42.8 million
•Operating margin 3.6 percent
•Diluted earnings per share $2.16
•Cash provided by operating activities $36.6 million

Full-year 2016 revenue of $1,190.5 million increased $9.8 million or 0.8 percent compared to 2015. The increase is due to a $130.9 million increase in revenue from Middle East programs, partially offset by decreases in Afghanistan programs of $80.1 million and U.S. and European programs of $41.0 million.

Exhibit 99.1

Operating income was $42.8 million or 3.6 percent operating margin for the full-year 2016, compared to $40.0 million or 3.4 percent operating margin in 2015. For the year ended December 31, 2015, adjusted operating income1 was $43.4 million or 3.7 percent adjusted operating margin1.

Full-year 2016 diluted earnings per share were $2.16 compared to $2.86 in 2015 and adjusted diluted earnings per share1 of $2.23 in 2015.

Cash provided by operating activities for the year ended December 31, 2016 was $36.6 million; an increase of $17.7 million compared to 2015.

“Our team did a phenomenal job of improving cash collections in 2016. Day’s sales outstanding improved significantly to 57 days, an 11 day improvement year-over-year,” said Klein.

The Company ended 2016 with total debt of $85.0 million, which was down $29.0 million from $114.0 million at the end of 2015. This included $15 million of voluntary prepayments in 2016. As of December 31, 2016, the Company had a total consolidated indebtedness to consolidated EBITDA (total leverage ratio) of 1.63x to 1.00x.

“We have prudently managed our debt profile to ensure we remain below our covenants, especially given the recent dynamics involving our business,” said Klein. “As of year-end, we were tracking well below our 2016 debt-to-EBITDA covenant level of 3.25 times. In 2017, this covenant steps down to 3.0 times. We will continue to methodically manage our leverage profile and capital structure as we move through 2017.”

The Company ended 2016 with total backlog of $2.4 billion and funded backlog of $665 million.

2017 Guidance
"In 2017, we expect annual revenue to be in the range of $910 million to $1,010 million including an anticipated extension of our existing K-BOSSS contract while the re-compete proposal is under evaluation. Full-year operating margin is expected to be in the range of 3.40 percent to 3.60 percent and net income to be in the range of $17.0 million to $20.5 million. We expect to see diluted EPS in the range of $1.53 to $1.83 per share, and cash provided by operating activities from $20 million to $26 million," said Klein. “Our 2017 guidance assumes interest expense of approximately $4 million, depreciation and amortization of $2 million, mandatory debt payments of $16 million, a tax rate of 36.4 percent and weighted average diluted shares outstanding of 11.1 million at December 31, 2017.”

Exhibit 99.1

2017 guidance details include:

$ millions, except for operating margin and per share amounts	2017 Guidance			2017 Mid
Revenue	$910	to	$1,010	$960
Operating Margin	3.40%	to	3.60%	3.5%
Net Income	$17.0	to	$20.5	$18.8
Diluted EPS [2]	$1.53	to	$1.83	$1.68
Cash Provided by Operating Activities	$20	to	$26	$23

The Company notes that forward-looking statements of future performance made in this release, including 2017 guidance are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Investor Call
Management representatives will conduct an investor briefing and conference call at 5 p.m. Eastern Standard Time on Wednesday, Mar. 1, 2017.

U.S.-based participants may dial into the conference call at 877-407-0792, while international participants may dial 201-689-8263. Pass code for both is 13655384. For all other listeners, a live webcast of the briefing and conference call will be available on the Vectrus Investor Relations website at http://investors.vectrus.com
A replay of the briefing will be posted on the Vectrus website shortly after completion of the call, and will remain available for one year. A telephonic replay will also be available through Mar. 15, 2017, at 844-512-2921 (domestic) or 412-317-6671 (international) with pass code 13655384.

Footnotes:
1 See “Key Performance Indicators and Non-GAAP Financial Measures” (below).
2 2017 EPS guidance is calculated using the estimated weighted average diluted common shares outstanding for the year ending December 31, 2017 of 11.2 million.
About Vectrus
Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides facility and logistics services, and information technology and network communication services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 5,600 employees spanning 143 locations in 18 countries. In 2016, Vectrus generated sales of

Exhibit 99.1

$1.2 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.

Safe Harbor Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the "Act"): Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Act. These forward-looking statements include, but are not limited to, statements in 2017 Guidance above about our revenue, operating margin, net income, EPS and net cash provided by operating activities for 2017 and other assumptions contained therein for purposes of such guidance, debt payments, expense savings, contract opportunities, bids and awards, collections, business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "may," "are considering," "will," "likely," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "could," "potential," "continue," or similar terminology are forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to: our dependence on a few large contracts for a significant portion of our revenue; competition in our industry; our ability to submit proposals for and/or win potential opportunities in our pipeline; our ability to retain ad renew our existing contracts; protests of new awards; our international operations, including the economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. government military operations, including its operations in Afghanistan; changes in, or delays in the completion of, U.S. or international government budgets; government regulations and compliance therewith, including changes to the Department of Defense procurement process; changes in technology; intellectual property matters; governmental investigations, reviews, audits and cost adjustments; contingencies related to actual or alleged environmental contamination, claims and concerns; our success in expanding our geographic footprint or broadening our customer base, markets and capabilities; our ability to realize the full amounts reflected in our backlog; our maintaining our good relationship with the U.S. government; impairment of goodwill; our performance of our contracts and our ability to control costs; our level of indebtedness; our compliance with the terms of our credit agreement; subcontractor and employee performance and conduct; our teaming arrangements with other contractors; economic and capital markets conditions; any future acquisitions, investments or joint ventures; our ability to retain and recruit qualified personnel; our maintenance of safe work sites and equipment; our compliance with applicable environmental health and safety regulations; our ability to maintain required security clearances; any disputes with labor unions; costs of outcome of any legal proceedings; security breaches and other disruptions to our information technology and operations; changes in our tax

Exhibit 99.1

provisions or exposure to additional income tax liabilities; changes in U.S. generally accepted accounting principles; accounting estimates made in connection with our contracts; our exposure to interest rate risk; our compliance with public company accounting and financial reporting requirements; timing of payments by the U.S. government; risks and uncertainties relating to the spin-off from our former parent; and other factors set forth in Part I, Item 1A, – “Risk Factors,” and elsewhere in our 2016 Annual Report on Form 10-K and described from time to time in our future reports filed with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
(In thousands, except per share data)	2016	2015	2014
Revenue	$1,190,519	$1,180,684	$1,203,269
Cost of revenue	1,083,607	1,075,035	1,084,512
Selling, general and administrative expenses	64,086	65,687	80,340
Operating income	42,826	39,962	38,417
Interest (expense) income, net	(5,639)	(6,531)	(1,526)
Income from continuing operations before income taxes	37,187	33,431	36,891
Income tax expense	13,532	2,458	14,079
Net income	$23,655	$30,973	$22,812

Earnings per share
Basic	$2.21	$2.94	$2.18
Diluted	$2.16	$2.86	$2.13
Weighted average common shares outstanding - basic	10,714	10,551	10,476
Weighted average common shares outstanding - diluted	10,974	10,825	10,692

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except share information)	2016	2015
Assets
Current assets
Cash	$47,651	$39,995
Receivables	172,072	210,561
Costs incurred in excess of billings	11,002	1,243
Other current assets	13,412	9,708
Total current assets	244,137	261,507
Property, plant, and equipment, net	3,061	4,762
Goodwill	216,930	216,930
Other non-current assets	1,177	1,197
Total non-current assets	221,168	222,889
Total Assets	$465,305	$484,396
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	118,055	122,442
Billings in excess of costs	1,421	6,025
Compensation and other employee benefits	34,917	36,783
Short-term debt	15,750	22,000
Other accrued liabilities	17,693	25,268
Total current liabilities	187,836	212,518
Long-term debt, net	67,842	89,615
Deferred tax liability	89,667	91,343
Other non-current liabilities	2,559	1,610
Total non-current liabilities	160,068	182,568
Total liabilities	347,904	395,086
Commitments and contingencies
Shareholders' Equity
Preferred stock; $0.01 par value; 10,000,000 shares authorized; No shares issued and outstanding	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; 10,894,924 and 10,612,246 shares issued and outstanding	109	106
Additional paid in capital	63,910	58,640
Retained earnings	57,959	34,304
Accumulated other comprehensive loss	(4,577)	(3,740)
Total shareholders' equity	117,401	89,310
Total Liabilities and Shareholders' Equity	$465,305	$484,396

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2016	2015	2014
Operating activities
Net income	$23,655	$30,973	$22,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,920	3,138	2,149
Loss on disposal of property, plant, and equipment	405	686	103
Stock-based compensation	4,649	6,658	2,324
Amortization of debt issuance costs	1,198	1,130	185
Changes in assets and liabilities:
Receivables	37,814	(9,886)	21,608
Other assets	(13,903)	12,005	(1,329)
Accounts payable	(3,766)	8,874	6,169
Billings in excess of costs	(4,605)	219	(5,266)
Deferred taxes	(2,163)	(9,404)	11,282
Compensation and other employee benefits	(1,808)	275	(13,245)
Other liabilities	(6,778)	(25,788)	(3,813)
Net cash provided by operating activities	$36,618	$18,880	$42,979
Investing activities
Purchases of capital assets	(741)	(793)	(3,847)
Proceeds from the disposition of assets	116	387	497
Distributions from equity investment	573	524	—
Net cash (used in) provided by investing activities	$(52)	$118	$(3,350)
Financing activities
Proceeds from issuance of long-term debt	—	—	140,000
Repayments of long-term debt	(29,000)	(23,375)	(2,625)
Proceeds from revolver	74,000	324,000	23,000
Repayments of revolver	(74,000)	(324,000)	(23,000)
Distribution to subsidiary of Exelis	—	—	(136,281)
Proceeds from exercise of stock options	2,146	239	—
Payment of debt issuance costs	(221)	—	(3,701)
Proceeds from insurance financing	—	14,857	—
Repayments of insurance financing	—	(12,130)	—
Payments of employee withholding taxes on share-based compensation	(987)	(1,301)	(229)
Working capital adjustment payment from Exelis	—	—	2,600
Transfer to Former Parent, net	—	—	(6,371)
Net cash used in financing activities	$(28,062)	$(21,710)	$(6,607)
Exchange rate effect on cash	(848)	(116)	(645)
Net change in cash	7,656	(2,828)	32,377
Cash-beginning of year	39,995	42,823	10,446
Cash-end of year	$47,651	$39,995	$42,823

Exhibit 99.1

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,278	$6,047	$1,201
Income taxes paid	$26,068	$16,096	$2,667
Non-cash investing activities: Purchase of capital assets on account	$—	$—	$92

Exhibit 99.1

Key Performance Indicators and Non-GAAP Financial Measures
The primary financial performance measures Vectrus uses to manage its business and monitor results of operations are revenue trends and operating income trends. In addition, we consider adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, to be useful to management and investors in evaluating the operating performance for the periods presented, and to provide a tool for evaluating our ongoing operations. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives.
Adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, however, are not measures of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for operating income, net income or diluted earnings per share as determined in accordance with GAAP. Reconciliations of these items are provided below.
“Adjusted operating income” is defined as operating income, adjusted to exclude items that may include, but are not limited to, other income; significant charges or credits that impact current results but are not related to our ongoing operations and unusual and infrequent non-operating items and non-operating tax settlements or adjustments, such as separation costs incurred to become a stand-alone public company and tax indemnifications in connection with the spin-off from our former parent.
“Adjusted operating margin” is defined as adjusted operating income divided by revenue.
"Adjusted net income" is defined as net income, adjusted to exclude items that may include, but are not limited to, other income; significant charges or credits that impact current results but are not related to our ongoing operations and unusual and infrequent non-operating items and non-operating tax settlements or adjustments, such as separation costs incurred to become a stand-alone public company.
"Adjusted diluted earnings per share" is defined as adjusted net income divided by the weighted average diluted common shares outstanding.

Exhibit 99.1

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
Adjusted Operating Income (Non-GAAP Measure)	2016	2015	2016	2015
Revenue	$288,160	$311,194	1,190,519	1,180,684

Operating income	$8,555	$11,291	$42,826	$39,962
Separation costs [1] (pretax)	—	—	—	177
Tax indemnifications [2]	—	—	—	3,300
Adjusted operating income	$8,555	$11,291	$42,826	$43,439

GAAP operating margin	3.0%	3.6%	3.6%	3.4%
Adjusted operating margin	3.0%	3.6%	3.6%	3.7%

[1] Costs incurred to become a stand-alone public company.
[2] Tax indemnifications in connection with the spin-off from our former parent (see "Tax Indemnifications" in Note 3 to the financial statements in our 2016 Annual Report on Form 10-K).

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
Adjusted Net Income and Adjusted Diluted Earnings Per Share (Non-GAAP Measure)	2016	2015	2016	2015
Net income	$4,409	$5,960	$23,655	$30,973
Separation costs [1] (pretax)	—	—	—	177
Tax impact of adjustments	—	(20)	—	(13)
Net settlement of uncertain tax positions [2]	—	—	—	(6,949)
Adjusted net income	$4,409	$5,940	$23,655	$24,188
GAAP EPS - diluted	$0.40	$0.55	$2.16	$2.86
Adjusted EPS - diluted	$0.40	$0.55	$2.16	$2.23

Weighted average common shares outstanding - diluted	10,988	10,869	10,974	10,825

[1] Costs incurred to become a stand-alone public company.
[2] Net settlement of uncertain tax positions due to the resolution of examinations of tax returns of our former parent ("Uncertain Tax Positions" in Note 3 to the financial statements in our 2016 Annual Report on Form 10-K).

Exhibit 99.1

SUPPLEMENTAL INFORMATION
Revenue by military branch for the periods presented below was as follows:

	Year Ended December 31,
(In thousands)	2016		2015
Military branch	Revenue	% of Total	Revenue	% of Total
Army	$1,004,842	84%	$1,007,648	85%
Navy	20,066	2%	25,561	2%
Air Force	165,611	14%	145,854	13%
Marines	—	—%	1,621	—%
Total Revenue	$1,190,519		$1,180,684

	Year Ended December 31,
(in thousands)	2016		2015
Contract type	Revenue	% of Total	Revenue	% of Total
Firm-Fixed-Price	$297,677	25%	$321,449	27%
Cost-Plus and Cost Reimbursable ¹	892,842	75%	859,235	73%
Total Revenue	$1,190,519		$1,180,684

¹ Includes time and material contracts
	Year Ended December 31,
(In thousands)	2016		2015
Contract Relationship	Revenue	% of Total	Revenue	% of Total
Prime Contractor	$1,131,773	95%	$1,059,984	90%
Sub Contractor	58,746	5%	120,700	10%
Total Revenue	$1,190,519		$1,180,684

Exhibit 99.1

Source: Vectrus, Inc.